Exhibit 10.03
August 30th, 2010
François Barbier
33 Rue Des Chablis
67500 Haguenau
France
Dear François,
This letter confirms that the changes in the terms of your employment as provided in my letter to you dated as of July 1st, 2010 (including the relocation expenses addendum attached thereto) have been approved by the Compensation Committee of the company’s Board of Directors on August 30, 2010.
Please acknowledge below your agreement to the effective date of the offer as August 30, 2010. The salary, benefits and other compensation described in the offer letter will be provided retroactive to July 1st, 2010, which shall also be the effective transfer date for purposes of the prorated relocation reimbursement agreement that you signed in connection with the offer letter.
Regards,
/s/ Paul Humphries
Paul Humphries
EVP, Human Resources
Flextronics Corporation
OFFER ACCEPTANCE
I understand all the terms and conditions in the offer letter, including those regarding the “at will” relationship and I accept the offer. I agree by signing below that the Company has made no other promises other than what is outlined in the offer letter, and that it contains the entire offer the Company is making to me and I accept this offer.

/s/ François Barbier	August 31, 2010	July 1, 2010

Signature — François Barbier	Today’s Date	Start Date